Exhibit 99.1

Thryv CEO Joe Walsh Appointed Company’s New Chairman of the Board
Outgoing Chairman Jason Mudrick to leave Board but intends to “remain Thryv’s largest shareholder”

DALLAS, December 6, 2021– Thryv Holdings, Inc. (NASDAQ:THRY) (“Thryv” or the “Company”), the provider of Thryv® software, the end-to-end client experience platform for growing small businesses, announced today that CEO and President Joe Walsh has been appointed Chairman of the Company’s Board of Directors, effective immediately. The Company also announced that Jason Mudrick, the Company’s current Chairman of the Board, has resigned from the Board of Directors.

“Today Thryv is a fast-growing SaaS software company on a solid financial footing,” said Walsh. “This was enabled by the skillful leadership of Jason Mudrick as Chairman of the Board. During Jason’s five-year Chairmanship, the Company made several key acquisitions, completed a number of successful financings, and went public via a direct listing on the Nasdaq stock exchange.

“Most importantly, Jason supported the development of Thryv software, which has become the Company’s flagship product. I would like to thank Jason for his many contributions to the success of Thryv.”

Said Mudrick, the founder and CIO of Mudrick Capital Management L.P.: “Having been an investor in Thryv and its predecessor companies since 2009, we could not be happier with the progress Joe and his team have made transitioning the business from a Marketing Services business to a SaaS business. With Joe’s team in charge and under the oversight of the new SaaS-focused Board we put in place last year, it is now my time to step off the Board and continue this journey from the sidelines.

“We, at Mudrick Capital, intend to remain Thryv’s largest shareholder for the foreseeable future, and we cannot wait to see what Joe and his team can accomplish in this new chapter of growth.”

The Company also announced that John Slater, its longest-serving Board member whose tenure dates back to 2009, was named Lead Independent Director of the Board.

“I am excited to be named Lead Director and to expand upon my longstanding and solid relationship with our CEO, and now Chairman, Joe Walsh,” Slater said. “I continue to be impressed by Joe’s leadership and look forward to partnering with him to accelerate Thryv’s growth in the years ahead.”

About Thryv Holdings, Inc.

Thryv Holdings (NASDAQ:THRY) is a global software and marketing services company that empowers small- to medium-sized businesses (SMBs), franchises, and agencies to grow and modernize their operations so they can compete and win in today’s economy. Over 45,000 businesses use our award-winning SaaS platform, Thryv®, to manage their end-to-end customer experience, which has helped businesses across the U.S. and overseas grow their bottom line. Thryv also manages digital and print presence for over 400,000 businesses, connecting these SMBs to local consumers via proprietary local search portals and print directories. For more information about Thryv Holdings, Inc., visit thryv.com.

Media Contact:
Paige Blankenship
Thryv, Inc.
214.392.9609
paige.blankenship@thryv.com

Investor Contact:
Cameron Lessard
Thryv, Inc.
214.773.7022
cameron.lessard@thryv.com

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